Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Q209 Results

Over $1 Million in Operating Income for 2nd Consecutive Quarter

LOVELAND, CO, August 10, 2009 -- Heska Corporation (NASDAQ: HSKA, "Heska" or the "Company") today reported financial results for its second quarter ended June 30, 2009.

"We are pleased to report better than expected financial performance in the second quarter of 2009, with our second consecutive profitable quarter in these difficult economic conditions. We were able to overcome an anticipated, but significant, lower revenue and gross margin result in our Other Vaccines, Pharmaceuticals and Products segment to generate these results. More than half of the year-over-year decrease is from one customer who ordered in the first half of 2008 but not 2009. As we have publicly discussed, this is the last quarter we expect to face such a difficult comparison resulting from this customer's impact," said Robert Grieve, Heska's Chairman and CEO. "A key to our success thus far this year is the careful expense and spending control our operating team continues to exhibit."

Investor Conference Call

Management will conduct a conference call on Monday, August 10, 2009 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the second quarter 2009 financial results. To participate, dial (877) 941-9205 (domestic) or (480) 629-9835 (international); the conference call access number is 4124348. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until August 24, 2009. The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international). The webcast replay may be accessed from Heska's home page at www.heska.com until August 24, 2009.

About Heska

Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska's state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines. The company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties regarding overall economic conditions, the affect of these conditions on Heska's business, which may change as compared to historical results, and Heska's accuracy in predicting these and related matters; uncertainties relating to Heska's ability to continue to operate its business at current, or reduced, expense and spending levels without diminishing Heska's prospects and market position; uncertainties related to the anticipated loss, after November 1, 2009, of access to products from Abbott Point of Care Inc., which represent approximately 18% of Heska's revenue for the year ended June 30, 2009, as well as uncertainties related to the loss of exclusive access to these products on May 1, 2009; uncertainties regarding Heska's ability to generate profits in future periods; risks regarding Heska's ability to successfully market, sell and distribute its products in an economically sustainable manner; uncertainties related to Heska's ability to maintain its listing on the Nasdaq Capital Market; competition, including uncertainties regarding the impact of new products competitors have recently launched or may launch in the future; uncertainties regarding Heska's reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products and whom may be large Heska customers; risks regarding Heska's reliance on third-party suppliers, which is substantial and could have significant negative consequences if Heska were to lose exclusive rights or access to a product due to a supplier decision or for other reasons; the level of Heska's fixed expense, which is significant, and the corresponding cash flow and liquidity-related risks resulting from unanticipated revenue and gross margin shortfalls; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Financial Table Follows:

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Revenue, net:
Core companion animal health	$17,596	$16,879	$35,233	$35,016
Other vaccines, pharmaceuticals and products	5,019	1,750	9,300	3,754
Total revenue, net	22,615	18,629	44,533	38,770

Cost of revenue	14,044	11,598	28,226	24,366

Gross profit	8,571	7,031	16,307	14,404

Operating expenses:
Selling and marketing	4,644	3,622	9,566	7,380
Research and development	417	405	956	851
General and administrative	2,124	1,994	4,622	4,146
Total operating expenses	7,185	6,021	15,144	12,377
Operating income	1,386	1,010	1,163	2,027
Interest and other expense, net	181	41	347	206
Income before income taxes	1,205	969	816	1,821
Income tax expense	539	390	376	782
Net income	$666	$579	$440	$1,039

Basic net income per share	$0.01	$0.01	$0.01	$0.02
Diluted net income per share	$0.01	$0.01	$0.01	$0.02

Shares used for basic net income per share	51,595	52,012	51,538	52,012

Shares used for diluted net income per share	53,961	52,035	54,401	52,013

Balance Sheet Data

In Thousands (unaudited)

	December 31, 2008	June 30, 2009
Cash and cash equivalents	$4,705	$5,324
Total current assets	31,290	28,591
Total assets	70,438	65,974
Line of credit	11,042	6,985
Current portion of long-term debt	770	719
Total current liabilities	22,228	17,084
Long-term debt, net of current portion	381	46
Stockholders' equity	42,523	43,693

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